Exhibit 10.15

VISALUS HOLDINGS, LLC

Preferred

Membership Unit Purchase Agreement

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

Exhibits

Exhibit A-	Form of Limited Liability Company Agreement

Exhibit B-	Form of Registration Rights Agreement

Exhibit C-	Form of Put Agreement

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VISALUS HOLDINGS, LLC

PREFERRED MEMBERSHIP UNIT PURCHASE AGREEMENT

THIS PREFERRED MEMBERSHIP UNIT PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of November 25, 2005, by and among VISALUS HOLDINGS, LLC, a Delaware limited liability company (the “Company”), and Ropart Asset Management Fund, LLC, a Delaware limited liability company (hereinafter referred to as “RAM” and/or “Purchaser”).

Recitals

WHEREAS, RAM desires to purchase, and the Company agrees to sell, one million, five hundred thousand (1,500,000) Series A Convertible Participating Preferred Units of the Company (the “Units”) pursuant to the terms and conditions of this Agreement.

WHEREAS, in connection with the transactions contemplated herein the parties intend, as of the Closing Date (as defined below), to enter into an Amended and Restated Limited Liability Company Agreement of the Company substantially in the form attached as Exhibit A hereto (the “LLC Agreement”), a Registration Rights Agreement substantially in the form attached as Exhibit B hereto (the “Registration Rights Agreement”) and a Put Agreement substantially in the form attached as Exhibit C hereto (the “Put Agreement” and, together with this Agreement, the LLC Agreement and the Registration Rights Agreement, the “Transaction Documents”).

NOW, THEREFORE, IN CONSIDERATION of the mutual promises contained herein and made pursuant hereto, and good and available consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

Article 1

Authorization and Sale of Units and Commitment of Purchaser

1.1 Authorization of the Units. The Company has authorized (i) the sale and issuance of the Units and (ii) the issuance of such Class A Common Units of the Company as are to be issued upon conversion of the Units (the “Conversion Units”). The Units and the Conversion Units shall have the rights, restrictions, privileges and preferences as set forth in the LLC Agreement.

1.2 Sale of the Units. Subject to the terms and conditions hereof and in reliance upon the representations, warranties and agreements contained herein, the Company will issue and sell to RAM, and RAM will purchase from the Company, the Units at a purchase price of ONE DOLLAR AND 00/100 CENTS ($1.00) per Unit.

Article 2

Closing Date; Delivery; Preferred Unit Terms

2.1 Closing Date. The closing of the purchase and sale of the Units hereunder (the “Closing”) shall be held at the offices of Finn Dixon & Herling LLP, One Landmark Square, Stamford, Connecticut 06901 at 10:00 a.m., local time, on such date (the “Closing Date”) as is five business days after the satisfaction of the conditions set forth in Sections 5.5, 5.10, 5.11 and 5.12 hereof, or at such other time and place as shall be mutually agreed upon by the Company and RAM.

2.2 Payment of Purchase Price. On the Closing Date and upon satisfaction of the conditions set forth in Article 5 hereof, RAM shall pay to the Company a total of one million, five hundred thousand dollars ($1,500,000) by wire transfer of immediately available funds as follows: (i) to each of the holders of the promissory notes and warrants described on Schedule 7.4 hereto such amount as is set forth in the Payoff Letter (as defined below) for each such holder (not to exceed $1,500,000 in the aggregate); (ii) to the Company an amount equal to one million, five hundred thousand dollars ($1,500,000) less the aggregate amount paid pursuant to (i) above.

Article 3

Representations and Warranties of the Company

For purposes of these representations and warranties (other than those in Sections 3.2, 3.3, and 3.4), the term the “Company” shall include any subsidiaries of the Company, unless otherwise noted herein. The Company hereby represents and warrants to the Purchaser as follows:

3.1 Organization and Standing; Certificate of Formation and Operating Agreement. The Company is duly organized and validly existing under the laws of the state of its formation and is in good standing under such laws. The Company has all requisite limited liability company power and authority to own and operate its properties and assets, and to carry on its business as presently conducted and as proposed to be conducted. The Company is or will be within 30 days of the Closing Date duly qualified to do business as a foreign corporation in each jurisdiction in which the conduct of its business requires such qualification, except where the failure to so qualify would not have a material adverse effect on the Company’s business as presently conducted and as currently proposed to be conducted. The Company has provided to RAM true, correct and complete copies of its Certificate of Formation and Operating Agreement, as presently in effect.

3.2 Subsidiaries. The Company is, or on the Closing Date will be, the owner of all of the issued and outstanding shares of FVA Ventures, Inc. Except for FVA Ventures, Inc. and the common shares thereof, the Company has no subsidiaries and does not own of record or beneficially any equity interest or investment in any corporation, association or business entity.

3.3 Capitalization.

(a) As of the date of this Agreement, the Company’s authorized capital consists of three classes of Membership Units: Common A, Common B and Preferred. As of the date of this Agreement, there are no issued and outstanding Common B Membership Interests of the Company and no issued and outstanding Preferred Membership Interests of the Company. The issued and outstanding Common A Membership Interests of the Company are owned as follows: Ryan Blair - 33 and 1/3%, Blake Mallen - 33 and 1/3% and Nick Samicola - 33 and 1/3%. Collectively, Ryan Blair, Blake Mallen and Nick Samicola own 100% of the issued and outstanding equity interest in the Company.

(b) Immediately after the Closing, the Company’s authorized capital shall consist of (a) four million six hundred thirty thousand four hundred thirty four (4,630,434) Class A Common Units, of which four million six hundred thirty thousand four hundred thirty four (4,630,434) units will be issued and outstanding, (b) three hundred ninety-one thousand three hundred five (391,305) Class B Common Units, of which none (0) will be issued and outstanding and (c) one million, five hundred thousand (1,500,000) Series A Convertible Participating Preferred Membership Units, of which one million, five hundred thousand (1,500,000) will be issued and outstanding.

The Class A and Class B Common Units of the Company are, or will be, as applicable, duly and validly issued, fully paid and nonassessable, and such units, and all outstanding options, warrants, convertible notes, and other securities of the Company, have been, or will have been, as applicable, issued in full compliance with the applicable exemptions from the Securities Act of 1933, as amended (the “Securities Act”), the registration and qualification requirements of all applicable securities laws of states of the United States and all other provisions of applicable securities laws of States of the United States, including, without limitation, anti-fraud provisions. The Units and the Conversion Units will be duly and validly issued, fully paid and nonassessable.

The Company has reserved three hundred ninety-one thousand three hundred five (391,305) Class B Common Units for issuance pursuant to a Membership Unit Option Plan (the “Plan”).

Except for the Class B Common Units to be issued pursuant to the Plan, there are no outstanding anti-dilution, pre-emptive, first refusal, first offer or other preferential rights, conversion rights or other rights, options, warrants, instruments or agreements granted or issued by or binding upon the Company for the issuance, purchase or acquisition of, or conversion or exercise into, any Class A or Class B Common Units or Series A Convertible Participating Preferred Units or any other securities of the Company. The Company is not obligated under any agreement, arrangement or understanding to redeem or otherwise purchase any of its membership interests or other equity interests. The Company holds none of its membership interests or other equity interests in its treasury. Except as contemplated by this Agreement, there are no agreements, written or oral, between the Company and any holder of its membership interests or other equity interests, or, to the knowledge of the Company, among any holders of its membership interests or other equity interests, relating to the voting of the membership interests or other equity interests of the Company.

(c) Neither the offer nor the issuance or sale of the Units constitute or will constitute an event, which shall either increase the number of membership units of the Company issuable upon conversion of any securities or upon exercise of any warrant or right to subscribe to or purchase any membership unit of the Company or similar security, or decrease the consideration per membership unit of the Company to be received by the Company upon such conversion or exercise.

3.4 Authorization. All corporate action on the part of the Company, its board of managers, officers and members necessary for the authorization, execution, delivery and performance by the Company of the Transaction Documents and the consummation of the transactions contemplated herein and therein, and for the authorization, issuance, sale and delivery of the Units and the Conversion Units has been taken or will be taken prior to the Closing. The Transaction Documents constitute valid and binding obligations of the Company, enforceable in accordance with each of their terms, subject to laws of general application relating to bankruptcy, insolvency, and the relief of debtors and other laws of general application affecting enforcement of creditors’ rights generally, including rules of law governing specific performance, injunctive relief or other equitable remedies. The Units are not subject to any preemptive rights or rights of first refusal. The Units, when issued in compliance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable and issued in compliance with all applicable federal and state securities laws (based in part upon the representations of the Purchaser contained herein), will be free of any liens or encumbrances, and will be free of restrictions on transfer other than under this Agreement, the LLC Agreement and state and/or federal securities laws. The Conversion Units have been duly and validly reserved and are not subject to any preemptive rights or rights of first refusal and, upon issuance, will be validly issued, fully paid and nonassessable and will have the rights, preferences and privileges described in the LLC Agreement.

3.5 Litigation. There are no actions, suits, proceedings or investigations pending or threatened against the Company or any of its properties before any court or governmental agency or claims asserted, nor, to the Company’s knowledge, is there any basis therefor. The foregoing includes, without limitation, actions pending or threatened (or any basis therefor known to the Company) involving prior employment of any of the Company’s employees or former employees or their obligations under any agreements with prior employers. The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or governmental agency or instrumentality. There is no action, suit, proceeding, or investigation by the Company currently pending or that the Company intends to initiate.

3.6 Consents. No consent, approval, qualification, order or authorization of, or filing with, any governmental authority or any third party is required in connection with the Company’s valid execution, delivery or performance of the Transaction Documents, or the offer, sale or issuance of the Units by the Company, the conversion of the Units, the issuance of the Conversion Units, or the consummation of any other transaction contemplated on the part of the Company hereby or thereby, except filings required pursuant to applicable federal and state securities laws and blue sky laws, which filings the Company shall complete within the lesser of fifteen (15) days of the Closing Date or the required statutory period.

3.7 Title to Properties; Liens and Encumbrances. The Company has good and marketable title to its properties and assets and, with respect to the property and assets leased by the Company, holds valid leasehold interests therein, in each case subject to no mortgage, pledge, lien, security interest, conditional sale agreement, encumbrance or charge, except (i) tax, materialmen’s or like liens for obligations not yet due or payable or being contested in good faith by appropriate proceedings, or (ii) liens arising from equipment loans entered into in the ordinary course of business.

3.8 Proprietary Information and Other Rights. The Company has title and ownership of all patents, patent applications, trademarks, service marks, trade names, copyrights, mask works, trade secrets, licenses, information, proprietary rights and processes (collectively, “Proprietary Information”) necessary for its business as now conducted and as presently proposed to be conducted without, except as set forth on Schedule 3.8 hereto, any conflict with or infringement of the rights of others. To the Company’s knowledge, it possesses no licenses, patents or patent applications which conflict with or infringe the rights of others. There are no outstanding options, licenses or agreements of any kind relating to its Proprietary Information, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, patent applications, trademarks, service marks, trade names, copyrights, trade secrets, inventions, franchises, licenses, information, proprietary rights and processes of any other person or entity other than shrink wrap or pre-installed software licensed by the Company in the ordinary course of business. The Company has not received any communications alleging that the Company has violated or, by conducting its business as proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade proprietary rights of any other person or entity. To the best knowledge of the Company, none of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Company or that would conflict with the Company’s business as proposed to be conducted. Neither the execution nor delivery of the Transaction Documents nor the carrying on of the Company’s business by the employees of the Company nor the conduct of the Company’s business as proposed, will, to the best of the Company’s knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated. The Company does not believe nor does it have any reason to believe it is or will be necessary to utilize any inventions of any of its employees (or people they currently intend to hire) made prior to the employment of any such person by the Company. Since its organization, the Company has taken reasonable security measures to protect the secrecy, confidentiality and value of its Proprietary Information and to prevent its Proprietary Information from being generally known or known by competitors.

3.9 Offering. Subject to the truth and accuracy of the Purchaser’s representations set forth in this Agreement, the offer, sale and issuance of the Units as contemplated by this Agreement are exempt from the registration requirements of the Securities Act, and from the qualification requirements of the state of Delaware.

3.10 Compliance with Other Instruments. The Company is not in any violation or default of any term of its organization or governing documents, any material term of any material agreement to which the Company is a party, or any judgment, decree, order, statute, rule or regulation to which the Company is subject. The execution, delivery and performance of the Transaction Documents, and the consummation of the transactions contemplated hereby and thereby have not resulted and will not result in any violation of or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree or contract or an event that results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization, or approval applicable to the Company, its business or operations or any of its assets or properties. The Company has avoided every condition, and has not performed any act, the occurrence of which would result in the Company’s loss of any rights granted under any license, distribution or other agreement.

3.11 Employees. To the Company’s knowledge, no employee of the Company is in violation of any term of any employment contract, patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company because of the nature of the business conducted or presently proposed to be conducted by the Company.

3.12 Registration Rights. The Company is not under any obligation to register any of its currently outstanding securities or any of its securities which may hereafter be issued except as set forth in the Registration Rights Agreement.

3.13 Disclosure; No undisclosed Liabilities. The Company has fully provided the Purchaser with all the information available to the Company which Purchaser has requested for deciding whether to acquire the Units and all information that the Company believes is reasonably necessary to enable the Purchaser to make the decision to acquire the Units. No representation or warranty of the company contained in this Agreement, and no certificate furnished or to be furnished to Purchaser at the Closing, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. Any projections were prepared in good faith; however, the Company does not warrant that it will achieve any projected results. The Company does not have any liability that is not readily apparent from the information provided by the Company to the Purchaser.

3.14 ERISA Plans. The Company does not have any Employee Pension Benefit Plan as defined in Section 3 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

3.15 Tax Elections. The Company has elected to file tax returns as a partnership and shall file all tax returns and reports as required by law. These returns and reports are true and correct in all material respects. The Company has paid all taxes and other assessments due, except those contested by it in good faith.

3.16 Compliance with Laws; Permits. The Company is not in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties which violation (individually or in the aggregate) would materially and adversely affect the business, assets, liabilities, financial condition, operations or prospects of the Company. The

Company has all franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could materially and adversely affect the business, properties, prospects, or financial condition of the Company, and the Company believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted. The Company is not in default in any material respect under any of such franchises, permits, licenses, or other similar authority.

3.17 Related Party Matters.

(a) Other than standard employee benefits generally made available to all employees, and the purchase of shares of the Company’s membership units and the issuance of options to purchase membership units of the Company, in each instance, approved by the board of managers of the Company (the “Board of Managers”) (or, in the case of any subsidiary, board of directors), there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, or key employees, or any Affiliate (as defined below) thereof.

(b) The Company is not indebted, directly or indirectly, to any of its managers, directors, officers or employees or to their respective spouses, children or other immediate family members or to any Affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business or employee relocation expenses. None of the Company’s managers, directors, officers or employees, or any members of their immediate families, or any Affiliate of the foregoing (i) are, directly or indirectly, indebted to the Company or, (ii) to the Company’s knowledge, have any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation which competes with the Company except that managers, directors, officers or employees or stockholders of the Company may own stock in (but not exceeding two percent of the outstanding capital stock of) publicly traded companies that may compete with the Company. To the Company’s knowledge, none of the Company’s managers, directors, officers or employees or any members of their immediate families or any Affiliate of any of the foregoing are, directly or indirectly, interested in any contract with the Company. None of the Company’s managers, directors or officers or employees, or any members of their immediate families, has any material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any of the Company’s major business relationship partners, service providers, joint venture partners, licensees and competitors.

(c) For the purposes of this Agreement, “Affiliate” means with respect to any person or entity (a “Person”) any Person which, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any partner, manager, officer, director, or member of such Person.

Article 4

Representations and Warranties of the Purchaser

The Purchaser hereby represents and warrants to the Company as follows:

4.1 No Registration. Purchaser understands that the Units (and the Conversion Units) have not been registered under the Act and are being offered and sold pursuant to an exemption from registration contained in the Act based in part upon the representations of the Purchaser below or otherwise made hereunder.

4.2 Investment Experience. Purchaser or its professional advisor has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company, and is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests.

4.3 Suitability Requirements. The Purchaser hereby represents that it qualifies as an “accredited investor,” as such term is defined in Rule 501(a) of Regulation D under the Act, and must demonstrate the basis for such qualification. To be an accredited investor, an investor must fall within any of the following categories at the time of the sale of any Units to the Purchaser:

(a) A bank as defined in Section 3(a)(2) of the Act, or a savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Act, whether acting in its individual or fiduciary capacity; a broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934; an insurance company as defined in Section 2(13) of the Act; an investment company registered under the Investment Company Act of 1940 or a business development company as defined in Section 2(a)(48) of that Act; a Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000; an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of that Act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

(b) A private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940;

(c) An organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended; a corporation; a Massachusetts or similar business trust; or a partnership; in each case, not formed for the specific purpose of acquiring the Units and with total assets in excess of $5,000,000;

(d) A director or executive officer of the Company;

(e) A natural person whose individual net worth, or joint net worth with that person’s spouse, at the time of such person’s purchase of the Units exceeds $1,000,000;

(f) A natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

(g) A trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the Units, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) of Regulation D; and

(h) An entity in which all of the equity owners are accredited investors (as defined above).

(i) As used in this document, the term “net worth” means the excess of total assets over total liabilities. In computing net worth for the purpose of (e) above, the principal residence of the investor must be valued at cost, including cost of improvements, or at recently appraised value by an institutional lender making a secured loan, net of encumbrances.

In order to meet the conditions for exemption from the registration requirements under the securities laws of certain jurisdictions, investors who are residents of such jurisdictions may be required to meet additional suitability requirements.

4.4 Access to Information. Purchaser has had full opportunity to ask questions and receive answers concerning the terms and conditions of the offering of the Units and has had full access to the Company’s officers and, to the Purchaser’s knowledge, such other information concerning the Company as it has requested.

4.5 Investment. Purchaser is acquiring the Units to be issued and sold hereunder (and the Conversion Units) for investment for its own account, and not as a nominee or agent, and not with a view to or for sale in connection with the distribution thereof. Purchaser understands that it must bear the economic risk of this investment indefinitely unless the Units or the Conversion Units are registered pursuant to the Act, or an exemption from such registration is available, and that the Company has no present intention of registering the Units or the Conversion Units. Purchaser further understands that there is no assurance that any exemption from the Act will be available or, if available, that such exemption will allow Purchaser to dispose of or otherwise transfer any or all of the Units or the Conversion Units under the circumstances in the amounts or at the times Purchaser might propose.

4.6 Authorization. Purchaser has the full power, right and authority to execute and deliver this Agreement, and to perform its obligations hereunder. This Agreement, when executed by Purchaser, will constitute a valid and legally binding obligation of Purchaser, enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, and the relief of debtors, and rules of law governing specific performance, injunctive relief and other equitable remedies. No consent, approval, authorization, order, filing, registration or qualification of or with any court, governmental authority or third person is required to be obtained by Purchaser in connection with the execution and delivery of this Agreement or the performance of Purchaser’s obligations hereunder.

4.7 Tax Advisors. Purchaser has reviewed with its own tax advisors the federal, state and local tax consequences of this investment, where applicable, and the transactions contemplated by this Agreement. Purchaser is relying solely on such advisors and not on any statements or representations of the Company or any of its agents and understands that Purchaser (and not the Company) shall be responsible for Purchaser’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

4.8 Investor Counsel. Purchaser acknowledges that it has had the opportunity to review this Agreement, the exhibits and the schedules attached hereto and the transactions contemplated by this Agreement with its own legal counsel.

4.9 Resale Under Rule 144. Purchaser acknowledges that it is aware of Rule 144 promulgated under the Act, which permits limited public resales of securities acquired in a nonpublic offering, subject to the satisfaction of certain conditions. Purchaser understands that under Rule 144, except as otherwise provided by section (k) of that Rule, the conditions include, among other things: the availability of certain current public information about the issuer, the resale occurring not less than one year after the party has purchased and paid for the securities to be sold, and limitations on the amount of securities to be sold and the manner of sale. Purchaser understands that the current information referred to above is not now available and the Company has no present plans to make such information available. Purchaser acknowledges and understands that, notwithstanding the Company’s obligations under the Registration Rights Agreement, the Company may not be satisfying the current public information requirement of Rule 144 at the time it wishes to sell the Units or any Conversion Units, and that, in such event, it may be precluded from selling such Membership Units under such Rule, even if the other requirements of such Rule have been satisfied. Purchaser acknowledges that, in the event all of the requirements of Rule 144 are not met, registration under the Act, compliance with the SEC’s Regulation A or an exemption from registration will be required for any disposition of the Units and the Conversion Units. Purchaser understands that, although Rule 144 is not exclusive, the SEC has expressed its opinion that persons proposing to sell restricted securities received in a private offering other than in a registered offering or pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales and that such persons and the brokers who participate in the transactions do so at their own risk.

4.10 Residency. The residency of Purchaser (or, in the case of a partnership or corporation, such entity’s principal place of business) is correctly set forth in Section 8.4 hereof.

4.11 Disclosure of Information. Purchaser has read the Company’s literature regarding its business operations. Purchaser has also had an opportunity to discuss the Company’s business, management and financial affairs with the Company’s management. Purchaser has also had an opportunity to ask questions of officers of the Company, which questions were answered to the Purchaser’s satisfaction. The Purchaser understands that such discussions, as well as any written information issued by the Company, were intended to describe certain aspects of the Company’s business and prospects but were not an exhaustive description.

Article 5

Conditions to Closing of the Purchaser

RAM’S obligation to purchase the Units at the Closing is subject to the fulfillment of each of the following conditions:

5.1 Representations and Warranties Correct. The representations and warranties made by the Company pursuant to Article 3 hereof shall be true and correct as of the Closing Date.

5.2 Performance. All covenants, agreements and conditions contained in this Agreement to be performed or complied with by the Company on or prior to the Closing Date shall have been performed or complied with.

5.3 Compliance Certificate. The President of the Company shall deliver to the Purchasers at the Closing a certificate certifying that the conditions specified in Sections 5.1, 5.2, 5.4, 5.5, 5.6, 5.8 and 5.10 have been fulfilled.

5.4 Good Standing Certificate: No Changes in Governing Documents. The Company shall have delivered to RAM a certificate dated as of the most recent practicable date prior to the Closing Date issued by the Secretary of State of Delaware to the effect that the Company is duly organized, validly existing and in good standing. Except as contemplated by this Agreement, there shall have been no change in or amendment to the Certificate of Formation or Limited Liability Company Agreement of the Company.

5.5 Authorizations. All material governmental authorizations, consents, approvals, exemptions, or other actions required to issue or purchase the Units pursuant to this Agreement, shall have been obtained and shall be in full force and effect.

5.6 No Material Adverse Change. From November 1, 2005, through the date of Closing, there shall have been no material adverse change in the business, affairs, prospects, operations, properties, assets or condition of the Company.

5.7 Minimum Closing. At the Closing, RAM shall have purchased Units having an aggregate purchase price of ONE MILLION FIVE HUNDRED THOUSAND DOLLARS ($1,500,000).

5.8 Reservation of Conversion Units. The units of the Conversion Units issuable upon conversion of the Units shall have been duly authorized and reserved for issuance upon such conversion.

5.9 Transaction Documents. The Company shall have delivered duly executed copies of the LLC Agreement, the Registration Rights Agreement and the Put Agreement.

5.10 Completion of Certain Transactions. The Company shall have completed the acquisition of all of the issued and outstanding equity securities of FVA Ventures, Inc. and the merger of Future Vision Alliance, LLC with and into FVA Ventures, Inc. shall have been completed

5.11 Payoff Letters. The Company shall have delivered to RAM executed payoff letters in form and substance satisfactory to RAM from each holder of a promissory note or warrant issued by Company, including, without limitation, those listed on Schedule 7.4 hereto, providing for the cancellation of such promissory note or warrant and the termination of all obligations thereunder upon payment of a specified payoff amount (the “Payoff Letters”).

5.12 Due Diligence. RAM shall have completed and be satisfied with the results of its due diligence examination of the Company.

Article 6

Conditions to Closing of the Company

The Company’s obligation to sell the Units at the Closing is subject to the fulfillment to its satisfaction on or prior to the Closing Date of each of the following conditions:

6.1 Representations. The representations made by RAM pursuant to Article 4 hereof shall be true and correct as of the Closing Date.

6.2 Payment of Purchase Price. At Closing, RAM shall pay to or on behalf of the Company the purchase price for the Units, in the amount of One Million Five Hundred Thousand Dollars ($1,500,000.00) in accordance with Section 2.2 hereof.

6.3 Transaction Documents. The Purchaser shall have delivered duly executed copies of the LLC Agreement, the Registration Rights Agreement and the Put Agreement.

Article 7

Affirmative Covenants of the Company and RAM

7.1 Normal Course. From the date hereof until the Closing Date, except as otherwise expressly contemplated by this Agreement the Company covenants that it will do, and will cause its subsidiaries to do, the following:

(i) maintain its and their limited liability company or corporate existence in good standing;

(ii) maintain the general character of their business;

(iii) maintain all presently existing insurance coverage under which they are beneficiaries relating to the business, operations, or assets of the Company and its subsidiaries, to preserve the business organization of the Company and its subsidiaries intact, to keep the services of the present principal employees of the Company and its subsidiaries, and to preserve the good will of the Company and its subsidiaries and its and their material suppliers and customers and others having material business relationships with the Company and/or its subsidiaries;

(iv) permit RAM, its representatives and its lenders full access to the Company’s and its subsidiaries’ management, minute books, other books and records, contracts, agreements, properties, and operations at all reasonable times; and

in all respects conduct the business of the Company and its subsidiaries in the usual and ordinary manner consistent with past practice.

7.2 Provision of Due Diligence Materials. The Company covenants that it will provide to RAM by 5:00 p.m. Eastern Standard Time on November 29, 2005, all due diligence material concerning the Company, FVA Ventures, Inc., Future Vision Alliance, LLC and Path Connect, Inc. that is reasonably requested by RAM prior to 5:00 p.m. Eastern Standard Time on November 23, 2005.

7.3 Vesting of Common Units. The Company covenants that unless otherwise unanimously approved by the Board of Managers, all options granted to service providers shall vest as follows: one twenty fourth (1/24) every month for 24 months.

7.4 Use of Proceeds. The Company shall use the proceeds from the sale of the Units to repay certain indebtedness (as set forth on Schedule 7.4 hereto) and retire certain warrants (as set forth on Schedule 7.4 hereto), repay any existing credit card debt (as set forth on Schedule 7.4 hereto), for working capital and general corporate purposes.

7.5 Insurance. The Company covenants that, if so requested by RAM, the Company and/or its operating subsidiaries shall purchase product liability insurance.

7.6 Controller. The Company covenants that it will hire an individual to be the controller of the Company within one month of the Closing Date, such individual to be acceptable to RAM.

7.7 Audit. The Company covenants that it will arrange for the performance of an audit of the Company, including its subsidiaries, for the period from March 31, 2005 through December 31, 2005, with such audit to be completed by March 1, 2006.

7.8 Compliance with Laws. If and to the extent that RAM or the Company should identify any areas in which the Company and/or its subsidiaries and their operations are not in full compliance with applicable law, the Company agrees to take and to cause its subsidiaries to take such steps as are necessary within 30 days after of the Closing date to rectify such non-compliance to the satisfaction of RAM.

7.9 Efforts to Satisfy Conditions. The Company will use commercially reasonable efforts to satisfy the conditions set forth in Article 5 hereof that are within the Company’s control.

Article 8

Indemnification

8.1 Indemnification. Subject to the terms and conditions of this Article 8, the Company hereby agrees to indemnify, defend and hold harmless each of the Purchaser and its Affiliates and each of their respective successors and assigns, representatives, directors, officers, members, partners, employees and agents of such Persons (collectively, the “Investor Group”) from and against all claims, actions or causes of action, assessments, demands, losses, damages, judgments, settlements, liabilities, costs and expenses, including, without limitation, interest, penalties and attorneys’ and accounting fees and expenses of any nature whatsoever, whether actual or consequential (collectively, “Damages”), asserted against, imposed upon or incurred by any member of the Investor Group by reason of or resulting from:

(a) any inaccuracy or breach of a representation or warranty made by the Company in this Agreement; provided, that for purposes of this provision, with respect to any provision that is qualified by materiality, material adverse effect or knowledge, a breach of such representation or warranty shall be deemed to occur if there would have been a breach of such representation or warranty absent such qualification; or

(b) the breach of, or default in the performance by the Company of, any covenant, agreement or obligation to be performed by the Company pursuant to this Agreement or any agreement or instrument executed in connection herewith or pursuant hereto;

8.2 Non-Exclusive Remedy. The indemnification remedies provided in this Article 8 shall not be deemed to be exclusive. Accordingly, the exercise by any Person of any of its rights under this Article 8 shall not be deemed to be an election of remedies and shall not be deemed to prejudice, or to constitute or operate as a waiver of, any other right or remedy that such Person may be entitled to exercise (whether under this Agreement, under any other contract, under any foreign, federal or state order, statute, rule or regulation or otherwise).

8.3 Conditions of Indemnification. The obligations and liabilities of the Company to indemnify the Investor Group under Section 8.1 hereof with respect to Damage claims, resulting from the assertion of liability by third parties shall be subject to the following terms and conditions:

(a) The indemnified party will give the indemnifying party prompt notice of any such claim, and the indemnifying party will undertake the defense thereof by representatives of its own choosing reasonably satisfactory to the indemnified party; provided, that failure to provide such notice will not relieve the indemnifying party of its obligations hereunder unless (and then solely to the extent) it is actually prejudiced by such failure to receive such notice. If the indemnifying party, within ten (10) days after notice of any such claim, fails to defend such claim, the indemnified party will (upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party.

(b) Anything in this Section 8.3 to the contrary notwithstanding, (i) an indemnified party shall have the right, at its own cost and expense, to participate in the defense, compromise or settlement of such claim, (ii) the indemnifying party shall not, without the written consent of the indemnified party, settle or compromise any claim or consent to the entry of any judgment (x) which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the indemnified party a release from all liability in respect of such claim or (y) as a result of which injunctive or other equitable relief would be imposed against the indemnified party, and (iii) the indemnified party shall have the right to control the defense or settlement of that portion of any claim which seeks an order, injunction or other equitable relief against the indemnified party which, if successful, could materially interfere with the business, operations, assets, financial condition or prospects of the indemnified party; provided, however, that in connection with the defense or settlement of the portion of such claim which seeks equitable relief, the indemnified party shall cooperate with the indemnifying party and use its reasonable best efforts to limit the liability of the indemnifying party for the damages portion of such claim.

Article 9

Miscellaneous

9.1 Governing Law. This Agreement will be interpreted and governed by the laws of the State of Delaware, without reference to conflict of laws principles.

9.2 Successors and Assigns. The provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

9.3 Modifications. No amendment or modification of this Agreement will be effective unless assented to in writing by the Company and the Purchaser.

9.4 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by first-class mail, postage prepaid, or delivered either by hand or by messenger, addressed (a) if to RAM, as indicated below, or at such other address as RAM shall have furnished to the Company in writing, or (c) if to the Company, as indicated below, or at such other address as the Company shall have furnished to RAM in writing.

Ropart Asset Management, LLC

One East Weaver Street

Greenwich, CT 06831

Attention: Todd A. Goergen

Copy to:

Finn Dixon & Herling, LLP

One Landmark Square

Stamford, Connecticut 06901

Attention: Erik A. Bergman, Esq.

Visalus Holdings, LLC

1300 Wilshire Boulevard

Los Angeles, CA 90048

Attention: Ryan Blair

Copy to:

Law In Progress, PC

26895 Aliso Creek Rd. Suite B573

Aliso Viejo CA 92656

Attn: Gerald Wolfe

9.5 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to the Purchaser upon any breach or default of the Company under this Agreement shall impair any such right, power or remedy of the Purchaser, nor shall it be construed to be a waiver of any such breach or default or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of the Purchaser of any breach or default under this Agreement, or any waiver on the part of the Purchaser of any provisions or conditions of this Agreement, must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to the Purchaser, shall be cumulative and not alternative.

9.6 Separability; Severability. In case any provision of the Agreement shall be invalid, illegal or unenforceable by a court of competent jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and the parties agree to negotiate, in good faith, a legal and enforceable substitute provision which most nearly effects the parties’ intent in entering into this Agreement.

9.7 Waiver of Conflict. EACH PARTY TO THIS AGREEMENT THAT HAS BEEN OR CONTINUES TO BE REPRESENTED BY LAW IN PROGRESS, PC OR GERALD WOLFE, COUNSEL TO THE COMPANY, HEREBY ACKNOWLEDGES THAT RULE 3-310 OF THE RULES OF PROFESSIONAL CONDUCT PROMULGATED BY THE STATE BAR OF CALIFORNIA REQUIRES AN ATTORNEY TO AVOID REPRESENTATIONS IN WHICH THE ATTORNEY HAS OR HAD A RELATIONSHIP WITH ANOTHER PARTY INTERESTED IN THE REPRESENTATION WITHOUT THE INFORMED WRITTEN CONSENT OF ALL PARTIES AFFECTED. BY EXECUTING THIS AGREEMENT, EACH SUCH PARTY GIVES ITS INFORMED WRITTEN CONSENT TO THE REPRESENTATION OF THE COMPANY BY LAW IN PROGRESS, PC OR GERALD WOLFE IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

9.8 Titles and Subtitles. The titles of the paragraphs and subparagraphs of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

9.9 Entire Agreement; Amendment. This Agreement (including all exhibits hereto), and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

9.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

9.11 Survival of Representations and Warranties. The representations, warranties and covenants of the Company and RAM contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of RAM, their counsel, or the Company, as the case may be.

9.12 Exculpation. RAM acknowledges that it is not relying upon any person, firm or corporation, other than the Company and its officers and directors (acting in their capacity as representatives of the Company), in deciding to invest and in making its investment in the Company.

9.13 Attorneys’ Fees. If any party to this Agreement brings an action against another party to this Agreement to enforce its rights under this Agreement, the prevailing party shall be entitled to recover its reasonable costs and expenses, including attorneys’ fees and costs, incurred in connection with such action, including any appeal of such action.

9.14 Expenses. The Company will reimburse RAM up to FORTY-FIVE THOUSAND DOLLARS ($45,000) for actual documented legal fees and disbursements and due diligence expenses.

9.15 Finder’s Fees. Each party hereto represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. Purchaser agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s fee (and the costs and expenses of defending against such liability or asserted liability) for which Purchaser or any of its officers, employees, or representatives is responsible. The Company agrees to indemnify and hold harmless Purchaser from any liability for any commission or compensation in the nature of a finder’s fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

9.16 Termination.

(a) This Agreement may be terminated prior to the Closing:

(i) By the mutual written consent of RAM and the Company;

(ii) By RAM, in writing, if the Company shall (A) fail to perform in any material respect its agreements contained herein required to be performed by it on or prior to the Closing Date; or (B) materially breach any of its representations, warranties or covenants contained herein, which failure or breach is not cured within five (5) business days after RAM has notified the Company of its intent to terminate this Agreement pursuant to this subparagraph (B); or

(iii) By RAM, in writing, with immediate effect, if the Closing has not occurred on or before December 15, 2005.

(b) In the event of a termination pursuant to Section 9.16(a), this Agreement shall become void and there shall be no liability or obligation on the part of either party hereto, except for Article 8 and this Section 9.16, which shall survive such termination and except for the liability of any breaching party hereto which shall survive such termination.

IN WITNESS WHEREOF, the undersigned, being duly authorized agents of the parties, have executed this Agreement as of the date first written above.

VISALUS HOLDINGS, LLC

By:	/s/ Ryan Blair
Ryan Blair
Chief Executive Officer

ROPART ASSET MANAGEMENT FUND, LLC

By:	/s/ Todd A. Goergen
Name:
Title: